EXHIBIT 99.2

BIOSTAR PHARMACEUTICALS ANNOUNCES CLOSING OF A $3.6 MILLION EQUITY FINANCING

Press Release
Source: Biostar Pharmaceuticals, Inc.
On 8:00 am EST, Friday November 6, 2009

XIANYANG, China, Nov. 6 /PRNewswire-Asia-FirstCall/ -- Biostar Pharmaceuticals, Inc. (OTC Bulletin Board: BSPM - News; "Biostar" or "the Company"), a Xianyang-based developer, manufacturer and supplier of pharmaceutical products and medical nutrients addressing a variety of diseases and conditions, today announced that it has closed a private placement of approximately $3.6 million worth of securities with certain accredited investors on Monday, November 2, 2009. Investors received 2,060,000 shares of Series B convertible preferred stock, which convert on a 1 to 1 basis into Biostar common shares with attached warrants to purchase a total of 500,000 shares of the Company's common stock. The warrants are exercisable for a period of five years from the date of issuance at an exercise price of $3.00 and include a call provision. Biostar will use the net proceeds for the completion of the Company's new raw materials processing facility, which will help ensure product quality while reducing production costs for its pharmaceutical and nutrient Products. The Company plans to sell a portion of the processed raw materials to other pharmaceutical companies in the Shaanxi province, and increase its advertising budget in two municipalities, so as to increase its sales there.

After completing this transaction, Biostar has approximately 26.1 million shares outstanding on a diluted basis.

"After evaluating several financing options to complete our raw materials processing facility, we feel confident that this option was best suited for us for the time being," stated Chairman Ronghua Wang. "Upon completion of the raw materials processing facility, we will manage and control a large portion of our production which includes harvesting, raw material processing, pharmaceutical ingredient synthesizing and finally medicine manufacturing in our current facility. We anticipate that increase of the hepatitis product sales market will boost gross margins for our core products while providing incremental net income through new material sales. We are confident our organic growth, complemented by this new facility will enable us to meet the Make Good provisions with our new investors, which call for income from operations of $15.9 million for 2009 and $21.1 million for 2010," Wang concluded.

This serves as a summary of the transaction and does not include all the details. Please visit http://www.sec.gov to review the 8-K which that accompanied this transaction for complete details and risk disclosures.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and thirteen nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor Statement

Certain statements in this release are forward looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at http://www.sec.gov . We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For further information, please contact:

COMPANY:
Ms. Elaine Zhao, CFO
Tel: +1-626-456-2789
Email: elaine@biostarpharmaceuticals.com

INVESTOR RELATIONS:
John Mattio
HC International, Inc.
Tel: US +1-914-669-5340
Email: john.mattio@hcinternational.net